Exhibit 8.1

[WLRK Form of Opinion]

                , 2005

Lazard Ltd

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) of Lazard Ltd, a Bermuda company (“Lazard”), relating to the proposed initial public offering of shares of Class A common stock of Lazard.

We have participated in the preparation of the discussion set forth in the sections entitled “MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSIDERATIONS—Taxation of Lazard and its Subsidiaries—United States” and “MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSIDERATIONS—Taxation of Stockholders—U.S. Federal Income Taxation” in the Registration Statement. Subject to the limitations and qualifications set forth therein, such discussion, insofar as it summarizes United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the ownership of shares of Class A common stock of Lazard.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,